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                                                                    EXHIBIT 10.6


                 CERTIFICATE OF LONG-TERM INDEMNITY INDEBTEDNESS

        This Certificate of Long-Term Indemnity Indebtedness (this "Certificate") is issued on November 4, 1997 to the Indemnity Trust, under Declaration of Trust dated July 22, 1997, as amended (the "Indemnity Trust"), by Oppenheimer Group, Inc., a Delaware corporation ("Opgroup").

                                    RECITALS

        1. Opgroup, Oppenheimer Financial Corp., a Delaware corporation ("Opfin"), PIMCO Advisors L.P., a Delaware limited partnership ("PIMCO Advisors"), its wholly-owned subsidiary PIMCO Advisors Transitory Merger LLC, a Delaware limited liability company ("PATM"), the Indemnity Trust, and the Seller Trust, under Declaration of Trust dated July 22, 1997, as amended, are parties to that certain Agreement and Plan of Merger dated November 4, 1997 (the "Merger Agreement") providing for the acquisition of Opgroup by PIMCO Advisors through the merger of PATM with and into Opgroup (the "Merger"), with the Opgroup Stockholders receiving Class A units of limited partner interest in PIMCO Advisors ("Class A LP Units") and rights to receive Class A LP Units upon the exchange of 6% Senior Notes due December 1, 2037 of Opgroup (the "Notes").

        2. The Merger Agreement contemplates that, prior to the Merger, Opgroup will redeem a portion of its outstanding capital stock in exchange for cash, a pro rata share of $150,000,000 principal amount of Notes and this Certificate, which is to be issued to and held by the Indemnity Trust for the benefit of the Opgroup Stockholders.

                                    AGREEMENT

        1. Definitions.

        Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement or the Exchange Right attached as Annex D to the Merger Agreement, the Note Agreement relating to the Notes, or the Amended and Restated Partnership Agreement of PIMCO Advisors.

        2. Payment of Interest.

        Opgroup will pay interest on the face amount of this Certificate, as such face amount is adjusted from to time pursuant to Section 3 or 4 (as adjusted, the "Face Amount"). The Face Amount is initially $80,000,000. Interest will be paid quarterly on March 1, June 1, September 1 and December 1 of each year, beginning December 1, 1997 (each an "Interest Payment Date"). Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 4, 1997. Interest will be computed on the basis of a 3 60-day year of twelve 30-day months.


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        3. Reduction of Face Amount Based Upon Unit Price.

        If, as of the close of business on an Interest Payment Date, an amount equal to (i) the Face Amount divided by the Exchange Rate, times (ii) the Unit Price, exceeds an amount equal to $88,000,000 minus 110% of the aggregate amount, if any, by which the Face Amount has previously been reduced pursuant to
Section 4, the Face Amount shall be reduced to an amount equal to (i) the Exchange Rate divided by the Unit Price, times (ii) $88,000,000 minus 110% of the aggregate amount, if any, by which the Face Amount has been previously reduced pursuant to Section 4, and Opgroup shall issue and deliver to the Indemnity Trust a Note equal in principal amount to the amount of such reduction in the Face Amount. For example, if as of the close of business on an Interest Payment Date, the Exchange Rate were 33 1/3, the Unit Price were 40, and the Face Amount had been previously reduced to $70,000,000 pursuant to Section 4, the Face Amount would be reduced to $64,166,667 and Opgroup would issue and deliver to the Indemnity Trust a Note for $5,833,333.

        4. Reduction of Face Amount for Losses.

        The Face Amount shall be reduced for any Losses suffered or incurred by the PIMCO Indemmitees, in the amount of the payment which the Indemnity Trust would have been required to make to such Persons pursuant to and in accordance with the Merger Agreement in the absence of this provision.

        5. Cancellation of Certificate.

        Upon the expiration of the applicable statute of limitations (including any extension thereof) relating to the indemnification obligations of the Indemnity Trust to the PIMCO Indemnitees under the Merger Agreement, the Certificate shall be canceled, and Opgroup shall issue and deliver to the Indemnity Trust a Note equal in principal amount to the Face Amount and dated as of the last Interest Payment Date to which interest was paid on the Face Amount.

        6. Covenants of Opgroup.

                (a) The Company shall pay interest on the Face Amount on the dates and in the manner provided in this Certificate.

                (b) From and after the completion of the contribution contemplated by Section 1 of the Contribution Agreement, Opgroup and its Subsidiaries shall not engage in any business other than (i) directly or indirectly holding the Class C Units, (ii) discharging their obligations under or in connection with this Certificate, the Note Agreement, the Notes, the Merger Agreement, the Contribution Agreement and any Indebtedness of Opgroup to PIMCO Advisors, and (iii) their respective governance and existence.

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                (c) From and after the completion of the contribution
contemplated by Section I of the Contribution Agreement, Opgroup will not, and will not permit any Opgroup Subsidiary to, directly or indirectly:

                        (i) declare or pay any dividend or make any distribution with respect to Opgroup capital stock, or purchase, redeem or otherwise acquire or retire for value any Equity Security of Opgroup or any Affiliate of Opgroup other than PIMCO Advisors or a wholly-owned Opgroup Subsidiary, if at the time such dividend or distribution is declared, or such purchase, redemption, acquisition or retirement is effected, (i) the Face Amount is greater than zero, or (ii) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, or

                        (ii) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness other than Indebtedness subordinated to the Notes and this Certificate as provided in Section 4(d) of the Contribution Agreement.

                (d) Opgroup will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, will not consolidate with, merge with or into, or sell or transfer all or substantially all of its assets to, any other Person, and will continue to maintain Opfin as a wholly-owned Subsidiary, provided, however, that Opgroup may cause Opfin to merge or liquidate into Opgroup.

                (e) Opgroup will not, and will not permit Opfin to, sell, assign, transfer or otherwise dispose of, or pledge or otherwise encumber, any of the Class C Units, except as contemplated by Section 3(b) of the Contribution Agreement.

                (f) Opgroup will not consent to any amendment of Section 3(b) or 4(d) of the Contribution Agreement without the prior written consent of the Indemnity Trust.

        7. Default.

                (a) An "Event of Default" occurs if.

                        (i) Opgroup defaults in the payment of interest on the Face Amount when the same becomes due and payable and the default continues for a period of 15 days;

                        (ii) Opgroup fails to observe or perform any other covenant, condition or agreement on the part of Opgroup to be observed or performed pursuant to this Certificate and such failure continues uncured for 30 days after written notice to Opgroup by the Indemnity Trust;

                        (iii) Opgroup or Opfin pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or
(E) generally is not paying its debts as the same become due; or

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                        (iv) a court of competent Jurisdiction enters an order
or decree under any Bankruptcy Law that: (A) is for relief against Opgroup or Opfin in an involuntary case, (B) appoints a Custodian of Opgroup or Opfin or for all or substantially all of the property of Opgroup or Opfin, or (C) orders the liquidation of Opgroup or any Opfin, and such order or decree remains unstayed and in effect for 60 days.

                (b) If an Event of Default (other than an Event of Default specified in clauses (iii) or (iv) of Section 6(a)) occurs and is continuing, the Indemnity Trust, by written notice to Opgroup, may declare the Face Amount of and any accrued interest on the Certificate to be due and payable. Upon such declaration the Face Amount and interest shall be due and payable immediately. If an Event of Default specified in clause (iii) or (iv) of Section 6(a) occurs, such an amount shall ipsofacto become and be immediately due and payable without any declaration or other act on the part of the Indemnity Trust.

        8. Limitations on Recourse.

        This Certificate shall be limited in recourse solely to the assets of Opgroup. A director, officer, employee or stockholder of Opgroup shall not have any liability for any obligations of Opgroup under this Certificate or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Certificate, the Indemnity Trust waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Certificate.

        9. Restrictions on Division or Transfer.

        This Certificate may not be divided, transferred or assigned except by operation of law, and any such purported division, transfer or assignment shall be null and void and of no force or effect.

        10. Amendments.

        This Certificate may be amended only with the prior written consent of the Indemnity Trust and Opgroup.

                                       OPPENHEIMER GROUP, INC.

                                       By  /s/ ROGER W. EINIGER
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                                          Roger W. Einiger
                                          Executive Vice President

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